UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2007

FAR EAST ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-32455	88-0459590
(Commission File Number)	(IRS Employer Identification Number)

400 N. Sam Houston Parkway East, Suite 205, Houston, Texas 77060

(Address of principal executive offices)

(832) 598-0470

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Stock Options

On January 25, 2007, upon the recommendation of the Compensation Committee of the Board of Directors (the “Board”) of Far East Energy Corporation (the “Company”) and pursuant to the Far East Energy Corporation 2005 Stock Incentive Plan (the “Plan”), the Board approved an annual grant of options for the purchase of 40,000 shares of the Company’s common stock to each non-employee member of the Board (the “Options”), with the first grant on January 25, 2007 and subsequent grants to be issued during the first quarter of each calendar year. The Options will vest on the first anniversary of the date of grant and each will expire on the ten year anniversary of the date of grant. The exercise price of the Options will be the Fair Market Value (as defined in the Plan) on the date of grant.

Cash Compensation

On January 25, 2007, upon the recommendation of the Compensation Committee, the Board approved compensation for the non-employee members of the Board in the amounts set forth below, as applicable.

Cash retainer	$15,000
Board Meeting (in person), per meeting	$1,500
Board Meeting (telephone), per meeting	$500
Committee Meeting (in person), per meeting	$1,000
Committee Meeting (telephone), per meeting	$500
Committee Chairman retainer	$5,500
Audit Committee Chairman retainer	$12,000
Board Chairman retainer	$12,000

The retainers for the committee or board chairman for the calendar year 2007 will be payable as of the date each such chairman is appointed to such position. The cash retainer was paid in January 2007. The meeting fees set forth above will apply to meetings held after January 1, 2007.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2007

Far East Energy Corporation

By:	/s/ Bruce N. Huff
Bruce N. Huff
Chief Financial Officer

2